Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-235822

Dated January 30, 2020

Confidential Investor Presentation Professional Holding Corp. Initial Public Offering 3,100,000 shares of Class A Common Stock January 2020

2 Disclaimer (1) The acquisition is subject to applicable regulatory approvals, approval of the Minden shareholders and other customary closing conditions. The private placement is not conditional on the closing of the acquisition. Professional Holding Corp. has filed a registration statement on Form S - 1 (including a prospectus), which is preliminary and subject to compl etion, with the SEC for the offering to which this presentation relates. Before you invest in any securities, you should read the prospectus contained in ou r registration statement and the other documents that we have filed with the SEC for more complete information about us and the offering. You may obtain these docum ent s for free through the SEC’s website at www.sec.gov. Alternatively, any underwriter or dealer participating in the offering can arrange to provide the pro spe ctus upon request by contacting: Stephens Inc. at 1 - 800 - 643 - 9691 or by emailing prospectus@stephens.com. This presentation has been prepared by us solely for informational purposes based on our own information, as well as informat ion from public and industry sources. This presentation does not constitute an offer to sell, nor a solicitation of an offer to buy, any securities by any person in any ju risdiction in which it is unlawful for such person to make such an offering or solicitation. Neither the SEC nor any other regulatory agency has approved or disapproved of our sec uri ties or passed upon the accuracy or adequacy of this presentation. Any representation to the contrary is a criminal offense. Our Class A Common Stock is not a d epo sit account of our bank subsidiary and is not insured by the FDIC or any other governmental agency . Forward - Looking Statements This presentation includes statements that are, or may be deemed, “forward - looking statements .” In some cases, these forward - looking statements can be identified by the use of forward - looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately,” potential,” “projected,” “pro forma” or, in each case, their negatives or other variations thereon or compar abl e terminology, although not all forward - looking statements contain these words . By their nature, forward - looking statements involve risks and uncertainties because they relate to future events, competitive dy namics, and banking, regulatory, and other developments and depend on anticipated circumstances that may or may not occur or may occur on longer or shorter timeli nes than anticipated. Although we believe that we have a reasonable basis for each forward - looking statement contained in this presentation, we caution you that f orward - looking statements are not guarantees of future performance and that our actual results of operations, financial condition, and liquidity, and the devel opm ent of the industry in which we operate may differ materially from the forward - looking statements contained in this presentation, as a result of, among other factors, t he factors referenced in the “Risk Factors” section of our registration statement In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in whi ch we operate are consistent with the forward - looking statements contained in this presentation, they may not be predictive of results or developments in future periods. A ny forward - looking statements that we make in this presentation speak only as of the respective dates of such statements, and we undertake no obligation to update such sta tements to reflect events or circumstances after the date of this presentation, except as required by law. You should read carefully our “Cautionary Note Reg arding Forward - Looking Information” and the factors described in the “Risk Factors” section of our registration statement to better understand the risks and unce rta inties inherent in our business . Non - GAAP Financial Measures This presentation contains supplemental financial information determined by methods other than in accordance with accounting princ ipl es generally accepted in the United States of America (“GAAP”). Our management uses these non - GAAP measures in its analysis of our performance. These measure s should not be considered a substitute for GAAP basis measures nor should they be viewed as a substitute for operating results determined in accordance w ith GAAP. Management believes the presentation of tangible common equity (“TCE”), tangible book value (“TBV”) per share, and return on average tangible common equ ity (“ROATCE”), non - GAAP financial measures that exclude the impact of intangible assets, provide useful supplemental information that is essential to a proper understanding of our financial condition and results. Non - GAAP measures are not formally defined under GAAP, and other entities may use calculation methods tha t differ from those used by us. As a complement to GAAP financial measures, our management believes these non - GAAP financial measures assist investors in comparing t he financial condition and results of operations of financial institutions due to the industry prevalence of such non - GAAP measures. See the section captioned “GAA P Reconciliation and Management Explanation of Non - GAAP Financial Measures” in our registration statement for further information regarding non - GAAP financial m easures . December 31, 2019 Numbers contained in this presentation for the quarter or full year ended December 31, 2019 are preliminary and unaudited. As a result, subsequent information may cause a change in certain accounting estimates and other financial information, including estimates and financial information re layed to Professional Holding Corp. or Marquis Bancorp, Inc.’s allowance for loan losses, fair values, and income taxes.

3 Offering Summary Issuer • Professional Holding Corp. Exchange / Ticker • Nasdaq Global Market / PFHD Base Shares Offered • 3,100,000 class A common shares (100% primary) Filing Range • $19.00 - $21.00 per share Base Offering Size (1) • $62.0 million Overallotment Option • 15% (100% primary) Pro Forma Market Capitalization (2)(3) • $261.7 million Use of Proceeds • To support continued growth, including organic growth, potential future acquisitions and for general corporate purposes • To repay all or a portion of the outstanding principal and accrued interest under the secured revolving line of credit with Valley National Bank, N.A. • To support the acquisition of Marquis Bancorp, Inc. Lock - up Agreements • 180 days for directors, officers and most 5% or greater shareholders Joint Bookrunning Managers • Stephens Inc. and Keefe, Bruyette & Woods, Inc. Co - Manager • Hovde Group, LLC Expected Pricing Date • Week of February 3, 2020 (1) Assumes midpoint of the filing range. (2) Based on 5,867,446 class A and class B common shares outstanding as of December 31, 2019 and assumes 4,119,438 class A common shares are issued to Marquis Bancorp, Inc. shareholders immediately following the closing of the pending merger. (3) Based on the midpoint of the filing range and excludes the overallotment option.

Investment Highlights

Experienced & Invested Leadership	• Management team **with significant banking experience** in the South Florida market • Insightful Board of Directors with several members that are **former executives of financial institutions** and **well-known bank investors** • **Insider ownership of ~27%**[1]
Meaningful Presence & Scarcity Value in Attractive Markets	• **Growth & Wealth:** The Miami-Dade MSA and Florida are among the best banking markets in the U.S. • **Scale & Scarcity Value:** Pro forma for the pending acquisition, institution to rank **#4 in South Florida** among independent community banks and **#12 in Florida**
Robust & Disciplined Organic Growth	• Demonstrated ability to grow organically; achieved **30.1% asset CAGR** since year-end 2013 • Taking advantage of **talent dislocation from recent consolidation in Florida** and capitalizing on **strong brand recognition** in its markets • **Prudent underwriting, proactive credit administration and conservative risk culture** • Over 80% of Professional's loan portfolio is collateralized by residential and commercial real estate with a **weighted average LTV for the overall loan portfolio of 54% as of September 30, 2019**
Scalable Infrastructure & Technology	• **Technology capabilities** focused on supporting the bank's infrastructure and offering clients a unique and convenient banking experience • Infrastructure investments have **positioned PFHD for continued growth** without expected significant additional investment
At Inflection Point of Increased Profitability	• PFHD strategic investments in personnel and infrastructure have largely been made – **a clear path to heightened standalone profitability exists** • Acquisition of Marquis is expected to further **accelerate profitability**

(1) As of December 31, 2019; includes both Class A and Class B Common Stock of PFHD.

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Professional Holding Corp

5 Professional Bank Executive Management Team Note: Throughout the presentation, unless otherwise specified, references to “Professional” may be to either the holding company or the bank. Years of Banking Year Started at Officer Age Experience Professional Position with Professional Bank Daniel R. Sheehan 44 21 2008 Chairman and Chief Executive Officer Abel L. Iglesias 57 39 2013 President and Chief Operating Officer Mary Usategui 35 16 2010 Chief Financial Officer Robert Regolizio 50 29 2018 Chief Credit Officer Luis Castillo 49 24 2019 Chief Risk Officer Ryan Gorney 39 13 2018 Chief Information Officer / Digital Officer

Board of Directors

- **Board includes seasoned financial services professionals and private investors with extensive experience owning and operating financial institutions**
- **Approximately 27% total insider ownership[(1)], including executive officers and directors**

Board Member	Age	Year Joined Board	Experience
Daniel R. Sheehan, *Chairman and CEO*	44	2008	• Founding shareholder of Professional • Extensive background and expertise in real estate
Abel L. Iglesias, *President and COO*	57	2016	• Nearly 40 years of banking experience in South Florida • Former President and CEO, JGB Bank • Former Senior EVP, BankUnited, FSB
Roland DiGasbarro	50	2014	• Founder and Principal, Windsor Investment Holdings • Former investment banker with Lehman Brothers
Carlos M. Garcia	48	2015	• Founder and CEO, BayBoston • Current member of Financial Oversight and Management Board for Puerto Rico • Former Senior EVP and Board member, Santander Holdings USA
Jon L. Gorney	69	2017	• Former CIO, National City Corporation • Former Chairman and CEO, National Processing Company
Herbert Martens	67	2008	• Founder of Professional • Former President and CEO, NatCity Investment • Former EVP Wealth Management, National City Corporation
Dr. Lawrence Schimmel	71	2008	• Founder of Professional • Chief Medical Officer, Clinigence Holdings Co. • Former Chairman, MegaBank (FL)
Anton V. Schutz	55	2015	• Founder and Principal, Mendon Capital Advisors Corp.

(1) As of December 31, 2019; includes both Class A and Class B Common Stock of PFHD.

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Professional Holding Corp

Overview of Professional Holding Corp.

- **Founded in 2008 in Coral Gables, FL**
- **Dan Sheehan appointed Chairman in September 2013 to lead expansion strategy**
  - Expanded from single branch in South Miami to nine locations throughout South Florida
  - Successfully recruited seasoned bankers and banking teams from local, regional and national financial institutions
  - $1.1 billion in total assets as of December 31, 2019; 30.1% CAGR since year-end 2013
- **Credit Focused**
  - Senior management has significant and long term expertise in Florida real estate market
  - Lending and credit philosophy centers on maintaining a low basis in collateral and avoiding concentrations
  - 53.8% W.A. LTV as of September 30, 2019
- **Technology Enhanced**
  - Team with experience in financial services technology and growth strategies
  - Tasked with supporting the bank's investments in technology and infrastructure, enhancing service offerings and improving operating efficiency
- **Executed merger agreement to acquire Marquis Bancorp, Inc. ("Marquis") on August 9, 2019**
  - Pro forma assets of approximately $1.7 billion[1] as of December 31, 2019
  - 4th largest independent community bank headquartered in South Florida on a pro forma basis

Banking Footprint



Lakeport
Jupiter
West Palm Beach
Palm Beach
Fort Myers
75
95
Delray Beach
Bonita Springs
Boca Raton
75
Broward
Fort Lauderdale
Hialeah
Miami-Dade
Miami
Everglades National Park
PFHD Branch (5)
PFHD LPO (4)
Marquis Branch (3)

(1) Based on both banks' total assets as of December 31, 2019; excludes purchase accounting.

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Professional Holding Corp

Corporate History

Growth in Total Assets ($mm)

- Organic growth has been driven by the addition of 24 bankers hired from other financial institutions following market dislocation



Pro forma for Marquis(1)
$1,699
$646
Organic CAGR - 30.1%
$217
$241
$302
$385
$547
$730
$1,053

2013
- Hired Abel Iglesias, Professional Bank's current President and COO, as the Chief Lending Officer in April
- Hired a team from South Florida-based regional bank in May
- Dan Sheehan appointed as Chairman of the Professional Bank Board in September

2014
- Opened second branch in Coral Gables, FL in January
- Completed $3.3 million private placement in February
- Formed Professional Holding Corp., Dan Sheehan named Chairman and CEO

2015
- Completed $15.0 million private placement in April

2016
- Hired a C&I banking team to establish Palm Beach Gardens, FL LPO in February
- Established a SBA department with bankers from a large regional bank in February
- Abel Iglesias named President and CEO of Professional Bank following the unexpected death of his predecessor in September
- Completed a core system conversion to CSI enabling a foundation for greater technological flexibility

2017
- Completed $18.9 million private placement in February
- Hired a private banking team to establish LPO in Boca Raton, FL in March
- Opened Fort Lauderdale LPO in October
- Converted Palm Beach Gardens, FL LPO to a full-service branch in November

2018
- Hired a senior banker in February to establish West Palm Beach, FL LPO, which opened in April
- Hired a new Chief Risk Officer and Chief Credit Officer
- Hired a banking team in April for Dadeland branch, which opened in May 2019
- Hired senior bankers for Palm Beach Gardens, FL branch in October
- Hired a banking team for Fort Lauderdale, FL LPO in October
- Completed $20.0 million private placement in December

2019
- Hired a private banking team in January to establish Doral, FL LPO, which opened in July
- Hired treasury management bankers from a large Southeastern regional bank in Q1'19
- Converted existing LPO in Boca Raton, FL to a full-service branch in May
- Hired a team in May to establish Wellington, FL LPO, which opened in July
- Announced pending merger with Marquis Bancorp, Inc. on August 12th
- Opened Digital Innovation Center in Cleveland, OH in October

Note: Total assets as of December 31 for each period.
(1) Based on both banks' total assets as of December 31, 2019; excludes purchase accounting.

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Professional Holding Corp

9 Business Growth Strategy: Building A Premier Florida Franchise • Professional sees further market share opportunities in South Florida • Team of seasoned bankers with extensive local ties and long term client relationships • Continued bank consolidation in Florida will create recruiting and organic growth opportunities • Successful strategy of initially establishing lower cost LPOs to minimize upfront costs until sufficient scale is achieved Organic Growth • Selectively evaluate opportunistic acquisitions to complement organic growth • Publicly - traded stock will improve PFHD’s ability to compete for acquisitions • Pending acquisition of Marquis increases scale, adds talented bankers, enhances efficiency and grows earnings Strategic Acquisitions • Professional’s path to higher standalone profitability is clear • Infrastructure investments have positioned PFHD for continued growth without significant additional investment • Existing operating platform and new Digital Innovation Center to improve profitability, drive efficiency and broaden digital service offerings • The Marquis acquisition will further enhance efficiency and profitability through consolidation and cost savings Continue to Improve Operational Efficiency & Increase Profitability Focus on Delivering Shareholder Value

Miami-Dade MSA – A Leading U.S. Banking Market

3rd Most Small Businesses by State (1)	4th Largest Deposit Market (2)	7th Most Populated MSA (3)	4th Fastest Growing MSA (4)

Small Businesses (mm)



California 3.9
Texas 2.6
Florida 2.5
New York 2.1
Illinois 1.2
Georgia 1.0
Pennsylvania 1.0
Ohio 0.9
North Carolina 0.9
Michigan 0.9

Deposits ($bn)



New York 567
Los Angeles 318
Chicago 206
Miami 159
San Francisco 146
Boston 142
Washington, D.C. 135
Philadelphia 130
Dallas 125
Houston 114

Population (mm)



New York 19.3
Los Angeles 13.4
Chicago 9.5
Dallas 7.7
Houston 7.2
Washington, D.C. 6.3
Miami 6.3
Philadelphia 6.1
Atlanta 6.1
Phoenix 5.0

Projected Population Growth ('20-'25)



Houston 7.5%
Dallas 7.4%
Phoenix 7.2%
Miami 6.3%
Atlanta 6.1%
Washington, D.C. 4.7%
Los Angeles 2.5%
Philadelphia 1.3%
New York 0.8%
Chicago 0.1%

Miami-Dade has a Strong and Diverse Economy

- Home to **8 Fortune 500** Companies
- **80,000+** small businesses (<100 employees)
- **#12th** largest contributor to GDP amongst US MSAs
- **#1** on the Kauffman index for start up activity in 2017
- **#5** (tied) nationally for growth in STEM jobs
- **#9** nationally for export activity in 2018
- **40+** higher education institutions

Employment Diversity in Miami-Dade MSA



Manufacturing 3%
Other 2%
Other Services 5%
Construction 5%
Financial Activities 7%
Government 12%
Leisure and Hospitality 12%
Education and Health Services 15%
Professional and Businesses Services 17%
Trade, Transportation and Utilities 22%

(1) Data per 2018 SBA small business profile.
(2) Excludes non-retail deposits, branches with more than $500 million in deposits and closed branches; Data as of June 30, 2019.
(3) Data represents estimated 2020 population per S&P Global Market Intelligence.
(4) Ranking amongst ten largest populated MSAs of 2019.
Data Source: S&P Global Market Intelligence, Broward County Planning and Development Management Division, Department of Commerce, EMSI, FIU report "Small Business. Big Impact.", Forbes, Miami Herald, SBA Office of Advocacy, U.S. Dept. of Education.

10

Professional Holding Corp

Meaningful Scale in Florida and Miami-Dade MSA

Independent Florida Banks by Deposits

Rank	Bank	Q3'19 Total Deposits ($mm)	Florida Deposit Market Share (%)	Major Exchange Traded?
1	BankUnited, Inc.	24,033	2.6	✔
2	CenterState Bank Corporation	13,363	1.8	✔
3	Amerant Bancorp Inc.	5,693	0.9	✔
4	Seacoast Banking Corporation of Florida	5,673	1.0	✔
5	Ocean Bankshares, Inc.	3,676	0.6	
6	Capital City Bank Group, Inc.	2,489	0.4	✔
7	Citizens First Bank	1,924	0.3	
8	First Federal Bank	1,640	0.3	
9	Bank of Tampa	1,640	0.3	
10	FineMark National Bank & Trust	1,607	0.2	
11	Seaside National Bank & Trust	1,510	0.3	
12	**Pro Forma - Professional & Marquis** (2)	**1,401**	**0.2**	
12	First Florida Integrity Bank	1,243	0.2	
13	U.S. Century Bank	1,039	0.2	
14	**Professional Holding Corp.**	**823**	**0.1**	
15	First State Bank of the Florida Keys	731	0.1	
16	Helm Bank USA	719	0.1	
17	First National Bank of South Miami	677	0.1	
18	Wauchula State Bank	597	0.2	
19	Citizens Bank and Trust	588	0.1	
20	**Marquis Bancorp, Inc.**	**578**	**0.1**	
21	Grove Bank & Trust	563	0.1	
22	Drummond Community Bank	549	0.1	
23	Brannen Bank	503	0.1	
24	Axiom Bank, National Association	500	0.1	
25	United Southern Bank	473	0.1	

Independent Miami-Dade MSA Banks by Deposits(1)

Rank	Bank	Q3'19 Total Deposits ($mm)	Miami MSA Deposit Market Share (%)	Major Exchange Traded?
1	BankUnited, Inc.	24,033	5.3	✔
2	Amerant Bancorp Inc.	5,693	2.2	✔
3	Ocean Bankshares, Inc.	3,676	1.5	
4	**Pro Forma - Professional & Marquis** (2)	**1,401**	**0.5**	
4	U.S. Century Bank	1,039	0.4	
5	**Professional Holding Corp.**	**823**	**0.3**	
6	Helm Bank USA	719	0.3	
7	First National Bank of South Miami	677	0.3	
8	**Marquis Bancorp, Inc.**	**578**	**0.2**	
9	Grove Bank & Trust	563	0.2	
10	Pacific National Bank	449	0.2	
11	Terrabank, N.A.	384	0.2	
12	Legacy Bank of Florida	359	0.1	
13	Sunstate Bank	349	0.1	
14	Eastern National Bank	318	0.1	
15	Intercredit Bank, National Association	296	0.1	
16	Paradise Bank	280	0.1	
17	American National Bank	252	0.1	
18	Flagler Bank	251	0.1	
19	Interamerican Bank, A FSB	169	0.1	
20	Anchor Bank	116	0.0	
21	OptimumBank	93	0.0	✔
22	Bank of Belle Glade	89	0.0	
23	BankFlorida	75	0.0	
24	Plus International Bank	68	0.0	
25	Home Federal Bank of Hollywood	45	0.0	

Note: Deposit market share information as of June 30, 2019; Q3'19 information per regulatory filings. Deposit market share shown pro forma for pending acquisitions.
(1) Miami-Dade MSA includes Miami-Dade County, Broward County and Palm Beach County.
(2) Excludes purchase accounting adjustments.
Data Source: S&P Global Market Intelligence.

11

Professional Holding Corp

12 8% 8% 6% 11% 13% 12% 2014 2015 2016 2017 2018 2019 2014 Deposits Rank Institution ($mm) 11 $740 12 $761 13 $637 14 $449 15 $533 16 $480 17 $404 18 $416 19 $407 20 $416 Significant Consolidation of Florida Banks Provides Growth Opportunities (1) Banks acquired in a given year as a percentage of the number of institutions as of December 31of the prior year. (2) Excludes acquisitions in which the acquired bank survived as an operating subsidiary (e.g. BAC Florida ). (3) Institutions ranked by asset size . Data Source: S&P Global Market Intelligence . • Recent consolidation in PFHD’s markets provides significant opportunities to gain market share and attract talent - it also increases PFHD’s scarcity value – In addition, recent merger activity amongst larger banks provides organic growth opportunities (BBT - STI, FHN - IBKC) % of Banks Acquired in Florida (1)(2) Miami - Dade MSA Banks as of 2014 (3) 2014 Deposits Rank Institution ($mm) 1 $13,719 2 $6,318 3 $4,009 4 $4,159 5 $3,594 6 $2,790 7 $1,826 8 $1,453 9 $1,179 10 $1,159 Acquired (2) Approximately 43% of banks in Florida have been consolidated since January 1, 2014

13 Organic Growth Strategy: Taking Advantage of Dislocation • Consolidation has allowed PFHD to attract talented bankers in the Miami - Dade MSA • PFHD’s strategy is to establish lower - cost loan production offices staffed with new banking teams before committing to opening a more expensive full - service branch • Once the new banking teams have attracted a sufficient number of banking relationships and achieved financial scale, PFHD evaluates the economics of opening a full - service branch • This strategy has allowed PFHD to achieve significant growth while prudently managing its expansion costs and maintaining its strong credit quality Note: Dollars in millions. Location Growth by Type and FTE Growth Selected Recent Team Lift Outs 2 2 3 3 5 1 2 3 4 40 52 83 117 135 0 20 40 60 80 100 120 140 160 0 2 4 6 8 10 Dec-15 Dec-16 Dec-17 Dec-18 Sep-19 Branches LPOs Full Time Employees Date of Branch Total Deposits Opening / as of Current Location Date LPO Opened Conversion 09/30/19 South Miami -- Aug. 2008 $306.7 Coral Gables -- Jan. 2014 $228.0 Palm Beach Gardens Feb. 2016 Nov. 2017 $204.6 Boca Raton Mar. 2017 May 2019 $71.2 Ft. Lauderdale LPO Oct. 2017 -- -- West Palm Beach LPO Apr. 2018 -- -- Dadeland -- May 2019 $12.7 Doral LPO Jul. 2019 -- -- Wellington LPO Jul. 2019 -- -- PFHD Team / Location Former Bank SBA Leader and Team Total Bank Palm Beach Gardens LPO BankUnited Broward County Market Leader Former Broward County Market Leader for Stonegate Bank Executive Vice President in Palm Beach County Former Market Leader of Palm Beach County for Stonegate Bank West Palm Beach LPO First Republic Bank Treasury Management Bankers Stonegate Bank Dadeland Branch Sabadell Bank Doral LPO Gibraltar Private Bank & Trust Head of Wellington LPO Former President of Floridian Community Bank

14 $248.5 $277.8 $324.3 $393.0 $470.1 $520.4 $607.5 $721.9 $791.7 50% 52% 54% 56% 58% 60% $0.0 $200.0 $400.0 $600.0 $800.0 12/31/15 06/30/16 12/31/16 06/30/17 12/31/17 06/30/18 12/31/18 06/30/19 12/31/19 Loans Outstanding WLTV Robust, Disciplined Organic Loan Growth • 33.6% loan CAGR since year - end 2015 • Approximately 84% of loan portfolio is secured by real estate, principally located in the Miami MSA • Lending and credit philosophy centers on maintaining a low basis in collateral and avoiding concentrations - 53.8% W.A. LTV as of September 30, 2019 • Real estate concentration ratios: - C&D / RBC = 45.1% - Total CRE / RBC = 185.3% • Debt service coverage ratios on Commercial Lending: - Commercial & Industrial – 2.8x (1) - Owner - Occupied – 2.46x - Non - Owner Occupied – 1.51x Note: Information as of September 30, 2019 unless otherwise stated. (1) Excludes cash - secured loans which totaled approximately 8.1% of Professional’s C&I portfolio as of September 30, 2019 . (2) W.A. LTV as of September 30, 2019. ($ in millions) Commercial Real Estate - Non - Owner Occupied 14% Commercial Real Estate - Owner Occupied 20% Residential Real Estate - Primary Residences 33% Residential Real Estate - Investor Owned 9% Residential Real Estate - HELOC 3% Residential Real Estate - Loans HFS 0% Commercial 15% Construction and Development 5% Consumer and Other 1% CRE Portfolio: 34% Residential Portfolio: 45% ($000) Loans ($) Loans (%) LTV (%) Commercial Real Estate: $262,761 34.0% Non-Owner Occupied 106,918 13.9% 50.3% Owner Occupied 155,843 20.2% 54.5% Residential Real Estate: 349,306 45.3% Primary Residences 253,102 32.8% 58.3% Investor Owned Residences 71,498 9.3% 47.5% HELOC 23,374 3.0% 49.3% Loans HFS 1,332 0.2% -- Commercial 114,003 14.8% -- Construction and Development 37,925 4.9% 51.0% Consumer and Other 7,900 1.0% -- Total $771,895 100.0% Loans and W.A. LTV Loan Portfolio – September 30, 2019 Average Loan Size $757,900 Average Loan Size ($M) Owner-Occupied $1.1 Non-Owner Occupied $2.0 (2)

Asset Quality Managed Through Disciplined Policies and Procedures

Credit Philosophy

- Deep Florida real estate market knowledge at Executive Officer and Board levels
- Seasoned banking team with significant lending experience in South Florida
- Pursuing total banking relationship with borrowers: "private bankers" not "lenders"
- Professional Bank will not compete on leverage
  - Foregoing near term yield for lower LTVs
- Avoid concentration risk through portfolio diversification at the obligor, product and geographic levels

Credit Underwriting and Administration

- Tiered underwriting structure includes progressive levels of individual loan authority, concurrent authority and committee approval
- Credit underwriting teams in each market
- Key-man insurance requirement when appropriate, sensible debt and leverage covenants, and overall cash flow stress assumptions across the client's business operations
- Annual 3rd party loan reviews
- Annual reviews of the underlying financial performance of all commercial loans > $500,000
- Proactive collection and timely disposition of past due loans

NPAs / Assets

$33	$0	$0	$0	$0	$2,646

($ in thousands)



0.02%
0.00%
0.00%
0.00%
0.00%
0.25%
2014
2015
2016
2017
2018
2019

NCOs (Recoveries) / Avg. Loans

$0	$12	$(11)	$(12)	$0	$(2)

($ in thousands)



Net Cumulative Recoveries Since 2014
0.00%
0.01%
0.00%
0.00%
0.00%
0.00%
2014
2015
2016
2017
2018
2019

15

Professional Holding Corp

16 $63.8 $100.8 $130.2 $184.2 19.7% 22.0% 21.6% 20.6% 0.0% 10.0% 20.0% 30.0% 40.0% 50.0% $0.0 $50.0 $100.0 $150.0 $200.0 2016 2017 2018 2019 NIB As a % of Total Deposits $323.9 $459.2 $603.3 $892.9 2016 2017 2018 2019 Growing Core Deposit Franchise • Bankers are incented to grow core deposits • Focused on developing meaningful, primary deposit relationships with borrowers • Deposit gathering capabilities enhanced through technology (1) Based on regulatory reporting requirements. Deposit Mix – September 30, 2019 Deposit Growth ($mm) Noninterest - Bearing Deposit Growth ($mm) ($ in millions) ($ in millions) Deposit Type ($000) % of Total YTD Avg. Rate Noninterest bearing $187,927 22.8% 0.00% NOW 37,297 4.5% 0.37% Money Market 475,670 57.8% 1.76% Savings 10,188 1.2% 1.38% Certificates of Deposit 111,983 13.6% 2.19% Total Deposits $823,065 100.0% 1.35% 22.8% 4.5% 57.8% 1.2% 13.6% 3.0% Brokered Deposits (1)

17 4.21% 4.34% 4.55% 4.77% 4.67% 0.84% 0.92% 1.30% 1.80% 1.78% 2016 2017 2018 YTD 9/30/2019 FY 2019 Yield on Interest-Earning Assets Cost of Interest-Bearing Liabilities Note: Financial results as of September 30, 2019, except where indicated . • Interest rate risk modeling currently indicates a slightly liability - sensitive position for periods less than 1 year - Cumulative gap of ~$13 million within 1 year • 16% of loans are floating rate ($ 122 million) - $74 million, or 61%, reprice within 1 year • 90% of time deposits mature within 1 year - Total time deposits: $112 million (13.6% of total deposits) Asset Liability Management and Net Interest Margin Trends 3.59% 3.68% 3.60% 3.43% 3.34% 2016 2017 2018 YTD 9/30/2019 FY 2019 Change in Interest Rates (Basis Points) % Change in Net Interest Income (12 months) % Change in Net Interest Income (24 months) % Change in Economic Value of Equity +400 bps (3.1%) 5.6% (21.9%) +300 bps (2.1%) 4.8% (15.4%) +200 bps (1.4%) 3.6% (9.5%) +100 bps (0.7%) 2.1% (3.9%) Flat -- -- -- -100 bps 1.0% (2.6%) 3.5% -200 bps 3.8% (1.9%) 6.9% -300 bps 4.6% (4.5%) 6.8% -400 bps 2.4% (8.3%) 5.8% Net Interest Margin Yield/Cost Analysis Interest Rate Risk Model

18 • In October 2019, PFHD established a Digital Innovation Center in Cleveland, Ohio staffed by employees with extensive experience in financial technology and growth strategies ‒ The technology team is focused on collaborating with Fintech firms, payment vendors, financial firms and the core provider to develop best - in - class technology, improve productivity and broaden Professional Bank’s digital service offerings • Technology will be an important driver in maintaining and expanding client relationships, competing effectively for new business and improving profitability through efficiencies in processes • Professional Bank has established scalable banking platform to support continued growth ‒ The existing corporate technology infrastructure is already capable of supporting future organic growth and acquisitions, including Marquis • Professional Bank’s technological capabilities offer clients a unique and convenient banking experience and competitive advantage ‒ In 2019, Professional Bank released its first Apple Watch app as well as a P2P payment service with immediate clearing capabilities that can be used with any other bank in the country ‒ In the future, Professional Bank plans to enable online account opening through its website • In the future, Professional Bank plans to leverage its technology investments and capabilities to expand its client base ‒ Goal: To launch separately - branded direct digital banks Technology Focus . Improved Efficiency Ratio

19 Recent Developments - Professional Holding Corp’s 2019 Financial Results Note: Dollars in thousands. Balance Sheet and Asset Quality YTD Profitability For the Year Ended, Metric 12/31/2019 12/31/2018 Growth Rate (%) Total Assets $1,053,047 $729,625 44.3% Total Loans, Net 785,167 601,480 30.5% Total Deposits 892,873 603,302 48.0% Total Shareholder's Equity 79,302 79,681 (0.5%) NPAs / Assets 0.25% 0.00% NPLs / Loans 0.34% 0.00% NCOs / Average Loans 0.00% 0.00% ALLL / Total Loans 0.83% 0.94% TCE / TA 7.5% 10.9% Tier 1 Leverage Ratio 7.8% 11.0% Tier 1 Risk-Based Capital Ratio 10.6% 15.7% Total Capital Ratio 11.6% 16.9% For the Year Ended, Metric 12/31/2019 12/31/2018 Growth Rate (%) Net Interest Income $28,043 $21,913 28.0% Provision For Loan Losses 862 1,150 (25.0%) Total Noninterest Income 2,808 1,874 49.8% Total Noninterest Expense 26,997 19,862 35.9% Pretax Income 2,992 2,775 7.8% Net Income 2,336 2,106 10.9% ROAA 0.26% 0.33% ROAE 2.94% 3.52% Avg. Loan Yield 5.15% 4.93% Avg. Cost of Interest Bearing Deposits 1.73% 1.23% Net Interest Margin 3.34% 3.60% Efficiency Ratio 87.5% 83.5% Noninterest Income / Avg. Assets 0.32% 0.29% Noninterest Expense / Avg. Assets 3.04% 3.10%

20 $10.6 $13.1 $19.9 $27.0 78.3% 73.8% 83.5% 87.5% 0.0% 10.0% 20.0% 30.0% 40.0% 50.0% 60.0% 70.0% 80.0% 90.0% 100.0% $0.0 $5.0 $10.0 $15.0 $20.0 $25.0 $30.0 $35.0 $40.0 $45.0 2016 2017 2018 2019 Efficiency Ratio $12.5 $13.5 $15.1 PFHD PFHD Pro Forma for Marquis Select SE Metro Peer Median 2 2 3 3 5 1 2 3 4 40 52 83 117 135 0 20 40 60 80 100 120 140 160 0 2 4 6 8 10 Dec-15 Dec-16 Dec-17 Dec-18 Sep-19 Branches LPOs Full Time Employees Loans + Deposits / FTE ($mm) (2)(3) (1) Revenue defined as total net interest income plus total noninterest income. (2) Select Southeast Metro Peers defined as exchange - traded Southeast banks with total assets $1bn – $5bn, headquartered in an MSA with population over 500,000 and YTD noninterest income / average assets less than 0.75%. (3) Loans and deposits as of December 31, 2019; FTE as of September 30, 2019. Peer median as of September 30, 2019. Data Source: S&P Global Market Intelligence . • In recent years, PFHD has invested heavily in talent and its banking footprint • With its infrastructure in place, the focus will shift to profitability while continuing to gain scale with relatively minimal capital investment • The Company’s utilization of its new operating platform and Digital Innovation Center will drive efficiencies in processes and technological innovation • Cost savings and operational efficiencies related to the Marquis acquisition will positively impact profitability Improve Operational Efficiency and Increase Profitability Location and FTE Growth Noninterest Expense ($mm) Revenue ($mm) (1) 21% potential u pside from reaching Peer levels $13.5 $17.8 $23.8 $30.9 0 $0.0 $5.0 $10.0 $15.0 $20.0 $25.0 $30.0 2016 2017 2018 2019 238% increase in FTEs from Dec. 2015 – Sep. 2019

21 • 100% stock consideration • Approximately 57% PFHD / 43% Marquis ownership split • Professional retains its management, name and branding • Up to 5 existing Marquis directors will join the combined company and bank board (8 current members) Overview of Marquis Bancorp, Inc. Building Scale and Profitability PFHD Branch (5) PFHD LPO (4) Marquis Branch (3) Summary Financial Highlights (1) Based on PFHD and Marquis’ total assets as of D ecember 31, 2019; excludes purchase accounting. (2) Ranking by pro forma deposits, as of September 30, 2019, amongst independent community banks in Florida. Data Source: S&P Global Market Intelligence. Marquis Footprint $ 1.7bn Pro Forma Total Assets #4 Largest Bank in South Florida #12 Largest Bank in Florida (2) Palm Beach Broward Miami - Dade (2) (1) Meaningfully Accretive to EPS Significant and Achievable Cost Savings Manageable TBV Dilution With Short Earnback Transaction Terms (Dollars in Millions) December 31, 2019 Balance Sheet PFHD Marquis Total Assets ($mm) $1,053 $646 Total Deposits ($mm) $893 $526 Net Loans ($mm) $785 $543 Asset Quality and Capital NPAs / Assets (%) 0.25% 0.02% TCE / TA (%) 7.5% 9.0% Profitability Net Income ($mm) $2.3 $7.1 ROAA (%) 0.26% 1.06% Net Interest Margin (%) 3.34% 3.38% Efficiency Ratio (%) 87.5% 59.2%

22 Noninterest - Bearing Deposits 23% NOW Accounts 5% Money Market Accounts 58% Savings Accounts 1% Certificates of Deposit 14% Owner Occupied CRE 20% Income Producing CRE 30% Residential Real Estate 31% Commercial 14% Construction & Development 4% Consumer & Other Loans 1% Owner Occupied CRE 29% Income Producing CRE 42% Residential Real Estate 12% Commercial 13% Construction & Development 3% Consumer & Other Loans 1% Owner Occupied CRE 14% Income Producing CRE 20% Residential Real Estate 45% Commercial 15% Construction & Development 5% Consumer & Other Loans 1% Noninterest - Bearing Deposits 25% NOW Accounts 3% Money Market Accounts 29% Savings Accounts 1% Certificates of Deposit 42% Noninterest - Bearing Deposits 24% NOW Accounts 4% Money Market Accounts 46% Savings Accounts 1% Certificates of Deposit 25% Diverse Pro - Forma Loan and Deposit Mix Note: Data as of September 30, 2019. Excludes purchase accounting. (1) Net of unearned income. $772M Yield: 5.17% $566M Yield: 5.48% $1,338M Gross Loans + Deposits $823M Cost: 1.35% $578M Cost: 1.53% $1,401M (1) (1)

23 Scarcity Value & Opportunities for Future Strategic Acquisitions (1) Excludes acquisitions in which the acquired bank survived as an operating subsidiary. (2) As of September 30 , 2019. Bank Consolidation in Florida (1) 300 109 100 150 200 250 300 350 -40 -30 -20 -10 0 10 20 30 40 New Charters Failed / Assisted Mergers Total Institutions Florida Headquartered Banks (2) • De novo activity has nearly ceased • Pro forma for Marquis, Professional is one of a handful of banks over $1B in assets in Florida that will be publicly traded • Opportunities for future acquisitions in attractive markets 10 10 9 41 30 20 1 0 10 20 30 40 50 <$250M $250M - $500M $500M - $1B $1B - $1.5B Total Assets ($) Miami-Dade MSA FL 109 FL Banks 92 FL Banks < $1.5B Total Assets : $32.5B 30 Miami - Dade MSA B anks Total Assets: $13.3B 11 Tampa MSA Banks Total Assets: $2.8B 8 Orlando MSA Banks Total Assets: $2.9B 4 Naples - Sarasota - Fort Myers MSAs Banks Total Assets: $1.1B

24 Meaningful Presence and Scarcity Value in Attractive Markets x Scalable Infrastructure and Technology x Robust and Disciplined Organic Growth x Investment Highlights Experienced & Invested Leadership x At Inflection Point of Increased Profitability x

25 Appendix

Historical Financial Summary – Professional Holding Corp.

$ in thousands, except per share data	Fiscal Year Ended December 31, 2016	2017	2018	YTD 9/30/2019[1]	Preliminary FY 2019[1]
Balance Sheet & Capital					
Total Assets	$385,184	$547,021	$729,625	$963,193	$1,053,047
Loans, Net	320,650	465,587	601,480	764,663	785,167
Total Deposits	323,922	459,174	603,302	823,065	892,873
Tangible Common Equity[2]	36,906	57,592	79,681	77,972	79,302
TBV Per Share[2]	10.50	11.95	13.45	13.58	13.52
TCE / TA[2]	9.6 %	10.5 %	10.9 %	8.1 %	7.5 %
Tier 1 Leverage Ratio	9.8	11.3	11.0	8.4	7.8
Total Risk-Based Capital Ratio	13.2	15.2	16.9	12.5	11.6
Asset Quality					
Nonperforming Assets	$0	$0	$0	$4,730	$2,646
NPAs / Assets	0.00 %	0.00 %	0.00 %	0.49 %	0.25 %
NPLs / Loans	0.00	0.00	0.00	0.62	0.34
NCOs (Recoveries) / Average Loans	0.00	0.00	0.00	0.00	0.00
ALLL / Total Loans	1.09	0.96	0.94	0.84	0.83
Income Statement					
Net Interest Income	$12,143	$15,988	$21,913	$20,605	$28,043
Provision for Loan Losses	1,065	991	1,150	762	862
Noninterest Income	1,369	1,786	1,874	2,127	2,808
Noninterest Expense	10,573	13,125	19,862	20,088	26,997
Income Tax Expense	743	1,844	669	534	656
Net Income	1,131	1,814	2,106	1,348	2,336
Diluted EPS	0.30	0.37	0.41	0.22	0.40
Profitability Ratios					
ROAA	0.33 %	0.39 %	0.33 %	0.21 %	0.26 %
ROAE	3.15	3.30	3.52	2.25	2.94
ROATCE[2]	3.15	3.30	3.52	2.25	2.94
Net Interest Margin	3.59	3.68	3.60	3.43	3.34
Efficiency Ratio	78.25	73.84	83.50	88.37	87.51
Non-Interest Income / Avg. Assets	0.38	0.39	0.29	0.34	0.32
Non-Interest Expense / Avg. Assets	2.95	2.85	3.10	3.17	3.04

Note: Represents consolidated results.
(1) Unaudited.
(2) This is a non-GAAP financial measure.

26

Professional Holding Corp

Historical Financial Summary – Marquis Bancorp, Inc.

$ in thousands, except per share data	2016	2017	2018	YTD 9/30/2019[1]	Preliminary FY 2019[1]
	Fiscal Year Ended December 31,				
Balance Sheet & Capital					
Total Assets	$432,813	$539,184	$662,324	$676,819	$645,971
Loans, Net	361,036	458,869	551,364	559,975	542,568
Total Deposits	347,127	443,965	524,231	577,906	525,935
Tangible Common Equity[2]	38,601	43,147	50,805	56,444	58,269
TBV Per Share[2]	11.43	12.71	14.89	16.51	17.04
TCE / TA[2]	8.9 %	8.0 %	7.7 %	8.3 %	9.0 %
Tier 1 Leverage Ratio	9.4	8.2	8.1	8.4	8.4
Total Risk-Based Capital Ratio	14.2	12.2	11.5	12.3	12.9
Asset Quality					
Nonperforming Assets	$0	$2,406	$2,112	$1,818	$110
NPAs / Assets	0.00 %	0.45 %	0.32 %	0.27 %	0.02 %
NPLs / Loans	0.00	0.51	0.07	0.02	0.02
NCOs (Recoveries) / Average Loans	0.00	0.08	0.09	(0.01)	(0.01)
ALLL / Total Loans	0.99	0.91	0.87	0.94	0.93
Income Statement					
Net Interest Income	$14,140	$17,292	$21,167	$16,653	$21,906
Provision for Loan Losses	640	921	1,149	367	151
Noninterest Income	1,168	1,309	1,257	1,140	1,440
Noninterest Expense	8,975	10,637	12,326	10,121	13,811
Income Tax Expense	2,214	3,080	2,141	1,844	2,308
Net Income	3,479	3,963	6,808	5,461	7,076
Diluted EPS	0.99	1.14	1.91	1.43	1.86
Profitability Ratios					
ROAA	0.86 %	0.81 %	1.13 %	1.11 %	1.06 %
ROAE	9.13	9.58	14.38	13.53	12.88
ROATCE[2]	9.13	9.58	14.38	13.53	12.88
Net Interest Margin	3.59	3.64	3.60	3.48	3.38
Efficiency Ratio	58.63	57.19	54.97	56.88	59.16
Non-Interest Income / Avg. Assets	0.29	0.27	0.21	0.23	0.22
Non-Interest Expense / Avg. Assets	2.22	2.18	2.05	2.05	2.07

Note: Represents consolidated results except Net Interest Margin which is at the bank-level.
(1) Unaudited.
(2) This is a non-GAAP financial measure.

27

Professional Holding Corp

28 % of Segment % of Total Miami-Dade County $156,075 51.9% 20.2% Palm Beach County 59,823 19.9% 7.8% Broward County 54,099 18.0% 7.0% Other FL County 27,430 9.1% 3.6% Out of State 3,259 1.1% 0.4% Total $300,686 100.0% 39.0% 51.9% 19.9% 18.0% 9.1% 1.1% Loan Portfolio – Commercial Real Estate + Construction & Development Note: Data as of September 30, 2019. Dollars in thousands. • Owner Occupied CRE – 54.5% • Non - Owner Occupied CRE – 50.3% • Construction – 54.6% • Vacant Land – 45.2% • Land Development – 40.7% % of Segment % of Total Retail $52,672 17.5% 6.8% Warehouse 50,603 16.8% 6.6% Office 37,483 12.5% 4.9% Other / Special Use 31,211 10.4% 4.0% Multifamily 22,118 7.4% 2.9% Mixed Use 18,431 6.1% 2.4% 1 - 4 Family Construction 17,668 5.9% 2.3% Educational Facility 15,095 5.0% 2.0% Auto (Car Lot / Auto Repair) 14,518 4.8% 1.9% Assignment of Mortgage 9,085 3.0% 1.2% Commercial Construction 8,746 2.9% 1.1% Hotel 6,702 2.2% 0.9% Vacant Land 6,042 2.0% 0.8% Land Development 5,612 1.9% 0.7% Religious Facility 4,700 1.6% 0.6% Total CRE Loans $300,686 100.0% 39.0% 17.5% 16.8% 12.5% 10.4% 7.4% 6.1% 5.9% 5.0% 4.8% 3.0% 2.9% 2.2% 2.0% 1.9% 1.6% Weighted Average LTVs CRE + C&D Loan Concentration by Geography CRE + C&D Loan Portfolio by Segment

29 % of Segment % of Total W.A. DSCR Trade $30,871 27.1% 4.0% 1.89x Finance 29,783 26.1% 3.9% 2.29x Business Services 12,692 11.1% 1.6% 3.31x Services 12,436 10.9% 1.6% 4.79x Construction 11,332 10.0% 1.5% 4.58x Communication 10,645 9.3% 1.4% 1.44x Healthcare 4,041 3.5% 0.5% 2.23x Other 2,203 1.9% 0.3% 8.90x Total C&I Loans $114,003 100.0% 14.8% 2.81x 27.1% 26.1% 11.1% 10.9% 10.0% 9.3% 3.5% 1.9% Loan Portfolio – C&I Note: Data as of September 30, 2019. Dollars in thousands. (1) Calculation excludes the approximately 8.1% of the C&I portfolio that is cash secured. • Commercial lending includes commercial lines of credit, working capital loans, term loans, equipment financing and letters of credit • Average balance: $511,223 as of September 30, 2019 • Debt service coverage ratio of approximately 2.8x (1) • Commercial loans greater than $500,000 generally require global cash flow analysis • Generally obtain personal guarantees and require key - man life insurance C&I Loan Portfolio by Segment

CRE + C&D Loan Composition - By Segment

Professional Holding Corp.



2.2%
2.0%
1.6%
2.9%
3.0%
4.8%
5.0%
5.9%
6.1%
7.4%
10.4%
12.5%
16.8%
17.5%

		% Segment	% Total
Retail	$52,672	17.5%	6.8%
Warehouse	50,603	16.8%	6.6%
Office	37,483	12.5%	4.9%
Other / Special Use	31,211	10.4%	4.0%
Multifamily	22,118	7.4%	2.9%
Mixed Use	18,431	6.1%	2.4%
1 - 4 Family Construction	17,668	5.9%	2.3%
Educational Facility	15,095	5.0%	2.0%
Auto (Car Lot / Auto Repair)	14,518	4.8%	1.9%
Assignment of Mortgage	9,085	3.0%	1.2%
Commercial Construction	8,746	2.9%	1.1%
Hotel	6,702	2.2%	0.9%
Vacant Land	6,042	2.0%	0.8%
Land Development	5,612	1.9%	0.7%
Religious Facility	4,700	1.6%	0.6%
Gas Station	-	-	-
Commercial 1 - 4 Family Residential	-	-	-
Total CRE + C&D Loans	$300,686	100.0%	39.0%

Marquis Bancorp



8.5%
12.3%
28.4%
1.2%
2.8%
7.1%
3.6%
0.2%
1.0%
0.7%
4.6%
0.5%
12.0%
17.2%

		% Segment	% Total
Retail	$120,140	28.4%	21.2%
Warehouse	72,624	17.2%	12.8%
Office	50,632	12.0%	9.0%
Other / Special Use	2,104	0.5%	0.4%
Multifamily	19,270	4.6%	3.4%
Mixed Use	-	-	-
1 - 4 Family Construction	2,845	0.7%	0.5%
Educational Facility	4,435	1.0%	0.8%
Auto (Car Lot / Auto Repair)	1,025	0.2%	0.2%
Assignment of Mortgage	-	-	-
Commercial Construction	15,039	3.6%	2.7%
Hotel	30,003	7.1%	5.3%
Vacant Land	-	-	-
Land Development	11,824	2.8%	2.1%
Religious Facility	5,084	1.2%	0.9%
Gas Station	51,817	12.3%	9.2%
Commercial 1 - 4 Family Residential	35,958	8.5%	6.4%
Total CRE + C&D Loans	$422,800	100.0%	74.8%

Pro Forma



1.4%
7.2%
5.0%
23.9%
2.4%
0.8%
5.1%
3.3%
1.3%
2.1%
2.7%
2.8%
2.5%
5.7%
4.6%
12.2%
17.0%

		% Segment	% Total
Retail	$172,812	23.9%	12.9%
Warehouse	123,227	17.0%	9.2%
Office	88,115	12.2%	6.6%
Other / Special Use	33,315	4.6%	2.5%
Multifamily	41,388	5.7%	3.1%
Mixed Use	18,431	2.5%	1.4%
1 - 4 Family Construction	20,513	2.8%	1.5%
Educational Facility	19,530	2.7%	1.5%
Auto (car Lot / Auto Repair)	15,543	2.1%	1.2%
Assignment of Mortgage	9,085	1.3%	0.7%
Commercial Construction	23,785	3.3%	1.8%
Hotel	36,705	5.1%	2.7%
Vacant Land	6,042	0.8%	0.5%
Land Development	17,436	2.4%	1.3%
Religious Facility	9,784	1.4%	0.7%
Gas Station	51,817	7.2%	3.9%
Commercial 1 - 4 Family Residential	35,958	5.0%	2.7%
Total CRE + C&D Loans	$723,486	100.0%	54.1%

Note: Data as of September 30, 2019. Dollars in thousands.

30

Professional Holding Corp

31 C&I Loan Composition - By Segment Note: Data as of September 30, 2019. Dollars in thousands. Pro Forma Marquis Bancorp Professional Holding Corp. % Segment % Total % Segment % Total % Segment % Total Trade $30,871 27.1% 4.0% Trade $19,187 26.3% 3.4% Trade $50,058 26.8% 3.7% Finance 29,783 26.1% 3.9% Finance 15,330 21.0% 2.7% Finance 45,113 24.1% 3.4% Business Services 12,692 11.1% 1.6% Business Services 5,188 7.1% 0.9% Business Services 17,880 9.6% 1.3% Services 12,436 10.9% 1.6% Services 9,252 12.7% 1.6% Services 21,688 11.6% 1.6% Construction 11,332 10.0% 1.5% Construction 1,525 2.1% 0.3% Construction 12,857 6.9% 1.0% Communication 10,645 9.3% 1.4% Communication - - - Communication 10,645 5.7% 0.8% Healthcare 4,041 3.5% 0.5% Healthcare 4,239 5.8% 0.7% Healthcare 8,280 4.4% 0.6% Other 2,203 1.9% 0.3% Other 4,942 6.8% 0.9% Other 7,145 3.8% 0.5% Real Estate - - - Real Estate 8,797 12.1% 1.6% Real Estate 8,797 4.7% 0.7% Information - - - Information 4,442 6.1% 0.8% Information 4,442 2.4% 0.3% Total C&I Loans $114,003 100.0% 14.8% Total C&I Loans $72,902 100.0% 12.9% Total C&I Loans $186,905 100.0% 14.0% 27.1% 26.1% 11.1% 10.9% 10.0% 9.3% 3.5% 1.9% 26.3% 21.0% 7.1% 12.7% 2.1% - 5.8% 6.8% 12.1% 6.1% 26.8% 24.1% 9.6% 11.6% 6.9% 5.7% 4.4% 3.8% 4.7% 2.4%